Exhibit 99.2

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Natural Resource Partners LP.  This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

Date: September 9, 2016

	By:	/s/ Corbin J. Robertson, Jr.
Corbin J. Robertson, Jr.

PREMIUM RESOURCES, LLC

	By:	/s/ Corbin J. Robertson, Jr.
		Name:	Corbin J. Robertson, Jr.
		Title:	President